Exhibit 23.1

Kreit & Chiu CPA LLP

733 Third Avenue, Floor 16, #1014

New York, NY 10017

(949) 326-CPAS (2727)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ryde Group Ltd of our report dated May 5, 2023, except for the impact of the subdivision of authorized share capital on September 14, 2023 as described in Note 13 and Note 14(d), as to which date is October 10, 2023, on the financial statements of Ryde Group Ltd. as of and for the years ended December 31, 2022 and 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

April 22, 2024

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